Exhibit 99.1

Famous Dave’s Reports Results For Second Quarter Fiscal 2016

MINNEAPOLIS, August 15, 2016 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today reported financial results for the second quarter ending July 3, 2016.

Highlights for the second quarter of 2016 as compared to the second quarter of 2015:

•	Comparable sales for Company-owned restaurants open 24 months or more decreased 6.4% compared to a decrease of 10.8% for the same period in 2015;

•	Franchise royalty revenue increased slightly from $4.6 million to $4.7 million primarily reflecting the refranchising of the seven Chicago restaurants late in the first quarter 2016, partially offset by a comparable sales decrease of 4.3%;

•	Restaurant-level operating margin at Company-owned restaurants decreased 60 basis points primarily as a result of year over year increase in food costs and increased labor and benefit costs as a result of sales deleverage. These increases were partially offset by a year over year decline in operating expenses;

•	General and administrative expenses decreased from approximately $4.9 million to approximately $4.8 million for the second quarter of 2016. This decrease was moderated by increased legal costs for franchise related matters and professional fees related to brand development which were not repeated in the second quarter of 2016;

•	GAAP income from operations was $334,000 compared to $981,000 for the same period in 2015; Adjusted income from operations was approximately $1.4 million compared to $1.9 million for the second quarter of 2015;

•	GAAP net income from continuing operations was $0.02 per diluted share, compared to $0.07, per diluted share, for the second quarter of 2015; Adjusted net income from continuing operations per share was $0.17, per diluted share, compared to $0.17, per diluted share, for the second quarter of 2015;

Adam Wright, CEO, commented “The Board and management team remain focused on the four key priorities that will enable the re-energizing of the Company’s performance which include building sales and traffic, reducing costs, elevating organization effectiveness, and rebuilding culture. The effects of strategic actions implemented in the past year which have improved Guest satisfaction and improved value on the menu, lends confidence to our plan and the path ahead, especially as we continue to add additional affordability to the menu and start to reinvest in marketing.”

Famous Dave’s ended the quarter with 179 restaurants, including 37 company-owned restaurants and 142 franchise-operated restaurants, located in 33 states, the Commonwealth of Puerto Rico, Canada, and United Arab Emirates.

Conference Call

The company will host a conference call August 15, 2016, at 3:30 p.m. Central Time to discuss its second quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. (NASDAQ: DAVE) develops, owns, operates and franchises Bar-B-Que restaurants. As of today, the company owns 37 restaurants and franchises an additional 141 restaurants in 32 states, the Commonwealth of Puerto Rico, Canada and the United Arab Emirates. Its menu features award-winning barbecued and grilled meats, a selection of salads, sandwiches, side items and made-from-scratch desserts. For more information, visit famousdaves.com, facebook.com/famousdaves, or follow on Twitter @Famous_Daves.

Contact:	Dexter Newman– Chief Financial Officer
952-294-1300

To supplement its financial statements, Famous Dave’s of America, Inc. also provides investors with Adjusted net income per share from continuing operations and Adjusted income from operations which are non-GAAP financial measures. The Company believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. Famous Dave’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis and planning purposes.

Adjusted net income per common share from continuing operations consists of net income from continuing operations plus non-cash items, such as, asset impairment, estimated lease termination and other closing costs and net loss (gain) on disposal of equipment and their related income tax impact divided by the weighted average number of shares of common stock outstanding during each period presented. Famous Dave’s of America, Inc. believes Adjusted net income per common share from continuing operations is useful to an investor because it is widely used to measure a company’s operating performance.

Adjusted income from operations consists of income from operations plus non-cash items, such as, asset impairment, estimated lease termination and other closing costs and net loss (gain) on disposal of equipment. Famous Dave’s uses Adjusted income from operations as a measure of operating performance because it assists the Company in comparing performance on a consistent basis, as it removes from operating results the impact of non-cash events. The Company believes Adjusted income from operations is useful to an investor in evaluating the Company’s operating performance because it is widely used to measure a company’s operating performance and to present a meaningful measure of corporate performance exclusive of the impact of non-cash events and the method by which assets were acquired.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements and are subject to inherent limitations. Famous Dave’s of America, Inc. urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release. The tables appearing at the end of this release provide reconciliations of net income from continuing operations to Adjusted net income per common share from continuing operations and Adjusted income from operations.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 3,	June 28,	July 3,	June 28,
	2016	2015	2016	2015
Revenue:
Restaurant sales, net	$23,022	$27,509	$42,014	$51,253
Franchise royalty revenue	4,686	4,620	8,851	8,951
Franchise fee revenue	—	250	135	255
Licensing and other revenue	336	335	584	520

Total revenue	28,044	32,714	51,584	60,979

Costs and expenses:
Food and beverage costs	7,089	8,332	13,112	15,506
Labor and benefits costs	7,401	8,672	14,254	16,658
Operating expenses	6,353	7,719	12,063	14,420
Depreciation and amortization	956	1,144	1,936	2,323
General and administrative expenses	4,836	4,937	8,611	9,786
Asset impairment and estimated lease termination and other closing costs	1,056	881	1,064	976
Pre-opening expenses	—	—	—	1
Net loss (gain) on disposal of property	19	48	(185)	25

Total costs and expenses	27,710	31,733	50,855	59,695

Income from operations	334	981	729	1,284

Other expense:
Interest expense	(225)	(220)	(403)	(421)
Interest income	1	—	2	5
Other income, net	1	2	1	—

Total other expense	(223)	(218)	(400)	(416)

Income before income taxes	111	763	329	868
Income tax benefit (expense)	2	(216)	(67)	(212)

Net income from continuing operations	113	547	262	656
Net income from discontinued operations, net of tax	27	107	708	195

Net income	$140	$654	$970	$851

Basic net income per common share from continuing operations	$0.02	$0.07	$0.04	$0.09

Basic net income per common share from discontinued operations	$—	$0.02	$0.10	$0.03

Basic net income per common share	$0.02	$0.09	$0.14	$0.12

Diluted net income per common share from continuing operations	$0.02	$0.07	$0.04	$0.09

Diluted net income per common share from discontinued operations	$—	$0.02	$0.10	$0.03

Diluted net income per common share	$0.02	$0.09	$0.14	$0.12

Weighted average common shares outstanding - basic	6,949	6,974	6,949	7,016

Weighted average common shares outstanding - diluted	6,958	6,993	6,958	7,037

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Six Months Ended
	July 3,	June 28,	July 3,	June 28,
	2016	2015	2016	2015
Food and beverage costs (1)	30.8%	30.3%	31.2%	30.3%
Labor and benefits costs (1)	32.1%	31.5%	33.9%	32.5%
Operating expenses(1)	27.6%	28.1%	28.7%	28.1%
Restaurant level operating margin(1)(3)	9.5%	10.1%	6.2%	9.1%
Depreciation & amortization (2)	3.4%	3.5%	3.8%	3.8%
General and administrative expenses (2)	17.2%	15.1%	16.7%	16.0%
Income from operations (2)	1.2%	3.0%	1.4%	2.1%
Adjusted income from operations (2)	5.0%	5.8%	2.9%	3.7%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level operating margin is equal to restaurant sales, net less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	July 3,	January 3,
	2016	2016
ASSETS
Cash and cash equivalents	$6,308	$5,300
Other current assets	11,689	9,686
Assets held for sale	88	2,211
Property, equipment and leasehold improvements, net	30,121	32,491
Other assets	8,548	8,137

Total assets	$56,754	$57,825

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$13,954	$12,775
Liabilities held for sale	—	1,747
Line of credit	1,855	—
Long-term debt and financing lease obligation, net of current portion	9,531	12,957
Other long-term obligations	8,299	8,285
Shareholders’ equity	23,115	22,061

Total liabilities and shareholders’ equity	$56,754	$57,825

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	July 3,	June 28,
	2016	2015
Cash flows provided by operating activities	$998	$2,700
Cash flows (used for) provided by discontinued operating activities	(783)	406
Cash flows provided by (used for) investing activities of continuing operations	611	(2,722)
Cash flows provided by (used for) investing activities of discontinued operations	1,150	(86)
Cash flows used for financing activities	(968)	(598)

Net increase (decrease) in cash and cash equivalents	$1,008	$(300)

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended		Six Months Ended
	July 3,	June 28,	July 3,	June 28,
	2016	2015	2016	2015
Restaurant sales (in thousands):
Company-owned	$23,022	$27,509	$42,014	$51,253
Franchise-operated	$90,122	$93,766	$170,293	$182,523
Total number of restaurants:
Company-owned	37	49	37	49
Franchise-operated	142	135	142	135

Total	179	184	179	184
Total weighted average weekly net sales (AWS):
Company-owned	$47,862	$49,300	$43,674	$45,884
Franchise-operated	$48,953	$54,013	$47,356	$52,118
Operating weeks:
Company-owned	481	558	962	1,117
Franchise-operated	1,841	1,736	3,596	3,488
Company-owned comparable sales %	(6.4)%	(10.8)%	(7.0)%	(9.1)%
Franchise-operated %	(4.3)%	(3.3)%	(5.6)%	(1.4)%
Total number of comparable restaurants:
Company-owned	37	40	37	40
Franchise-operated	120	123	120	122

FAMOUS DAVE’S OF AMERICA, INC.

NON-GAAP RECONCILIATION

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 3,	June 28,	July 3,	June 28,
	2016	2015	2016	2015
Net income from continuing operations	$113	$547	$262	$656
Asset impairment and estimated lease termination and other closing costs	1,056	881	1,064	976
Net loss (gain) on disposal of equipment	19	48	(185)	25
VP level and above stock-based compensation recapture	—	(45)	(126)	(45)
Tax adjustment for the non-cash adjustments	19	(250)	(153)	(233)

Adjusted net income from continuing operations	$1,207	$1,181	$862	$1,379

Non-GAAP adjusted net income per common share from continuing operations:
Basic adjusted net income per common share from continuing operations	$0.17	$0.17	$0.12	$0.20

Diluted adjusted net income per common share from continuing operations	$0.17	$0.17	$0.12	$0.20

Shares used to compute non-GAAP net income per common share from continuing operations:
Weighted average common share outstanding - basic	6,949	6,974	6,949	7,016

Weighted average common share outstanding - diluted	6,958	6,993	6,958	7,037

Income from operations	$334	$981	$729	$1,284
Non-cash items:
Asset impairment and estimated lease termination and other closing costs	1,056	881	1,064	976
Net loss (gain) on disposal of equipment	19	48	(185)	25
VP level and above stock-based compensation recapture	—	(45)	(126)	(45)

Adjusted income from operations	$1,409	$1,865	$1,482	$2,240

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.